Offer Letter

12 July 2010

Stewart M. Ramsay
*****

RE:	Formal offer to join Composite Technology Corporation as President, CTC Cable Corporation

Dear Mr. Ramsay:

This letter is to confirm, in writing, our offer to you for the position of President, CTC Cable Corporation, our wholly owned subsidiary, with an effective hire date of August 16, 2010. You will be reporting to Benton H Wilcoxon, CEO, with compensation at the commencement of your employment as follows:

•	Base salary of $350,000 annually, payable on a bi-weekly basis (Friday payday);

•	Participation in the Bonus Plan with a target payout of 80% of your Base Salary (the bonus plan has a payout range from 0-200% of target);

•
Relocation reimbursement to equal up to six months of temporary living, to include monthly housing payments and including incidental reasonable relocating expenses (including reasonable reimbursement of moving household goods, and real estate agent fees up to 7% of sale price of your home in Walnut Creek);

•
Eligibility to participate in CTC’s 401K program after 3 months of service, at the next quarterly enrollment period.  (next participation effective date would be October 1, 2010)  At this time there is no company match;

•	Eligibility for medical coverage through Blue Cross/Anthem, effective October 1, 2010. As a senior officer of CTC, your portion of the premium is covered by the company;

•	Eligibility for discount vision care through Vision Service Plan, effective October 1, 2010;

•	Eligibility for dental coverage through Guardian Dental, effective October 1, 2010;

•	Eligibility for life insurance, Accidental Death and Dismemberment insurance, and Long Term Disability insurance as administered by Guardian Insurance Company, effective October 1, 2010;

•	Eligibility to participate in a Flexible Spending Account;

•	Paid Time Off (PTO) to be annually accrued at four weeks per year. PTO accrual shall begin as of your effective start date;

•	Company-paid holidays as determined each year. You will be eligible to be paid for company-paid holidays as of your effective start date;

•
You will be granted two million non-qualifying stock options, to be priced at the greater of $0.35 per option or slightly above the closing market price of Composite Technology Corporation’s common stock on the date of the acceptance of this offer, vesting on a quarterly basis over 3 years, with the first two vestings occurring at the end of 6 months.  This grant is subject to approval by the Board of Directors of Composite Technology Corporation.  All options will vest should a change of control event occurring before the 3 year vesting period;

*****  This material has been omitted pursuant to a confidential treatment request.

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533

•	Composite Technology Corporation’s CEO reserves the right to approve all subsequent top management hiring decisions of CTC Cable Corporation;

•
As an on-boarding incentive, you will receive a one-time payment of $50,000.00 as well as a grant of $50,000.00 in stock, to be valued at the current market value at time of hire, less applicable withholding taxes.

Stewart, in accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis.  Previous conversations regarding this offer should not be construed as a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with Composite Technology Corporation at any time, with or without cause or advance notice. Likewise, Composite Technology Corporation will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.  It is understood that all duties and projects assigned to you will be accomplished in a professional manner.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. To confirm your acceptance of this offer, please forward a signed and dated copy to me within the prescribed time at our Irvine, CA office. Please initial all pages as well.

Additionally, this offer of employment will be withdrawn if the pre-employment drug screen returns results indicating violations of Composite Technology Corporation’s illegal drug policies, or if the background checks reveal information sufficient to cause you to be eliminated from further consideration for employment. This would include any information provided by you that is found to be false, incomplete, or misrepresented in any respect and may even result in immediate discharge from employment if discovered at any point after the hire date.

Sincerely,

Benton H Wilcoxon

CEO, Composite Technology Corporation

ACCEPTED:

Stewart Ramsay	Date

2026 McGaw Avenue Irvine, California 92614 USA Tel: (949) 428-8500 Fax: (949) 660-1533